SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 4, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release reporting that 17,594 procedures were performed for the three months ended March 31, 2002, compared with 10,684 procedures in the fourth quarter of 2001.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated April 4, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: April 4, 2002	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	Kim Sutton Golodetz (kgolodetz@lhai.com)
www.lasikplus.com	(212) 838-3777
www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION REPORTS A 64% SEQUENTIAL INCREASE

IN FIRST QUARTER PROCEDURE VOLUME

Laser Refractive Surgery Revenues Increase 69% Sequentially to $18.4 million

CINCINNATI (April 4, 2002) – LCA-Vision Inc. (NASDAQ NM: LCAV), the leading provider of value-priced laser vision correction services across the U.S., reported today that 17,594 procedures were performed for the three months ended March 31, 2002, compared with 10,684 procedures in the fourth quarter of 2001.  The average price per procedure has continued its upward trend, increasing to $1,044 in the first quarter of 2002.  This is the fifth consecutive quarter of pricing increases achieved by the Company.

“The Company’s sequential procedure volume increase reflects seasonal demand combined with a number of marketing initiatives designed to promote greater consumer awareness and affordability,” said Stephen Joffe, Chairman and CEO of LCA-Vision.  “LCA Vision took steps to overcome cautious consumers in the last six months of 2001, including adjusting our marketing message and providing more favorable third-party financing options.  As a result of these steps, I remain confident that we are gaining market share and will return to profitability in 2002.”

LCA-Vision owns and operates 31 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company’s Website at www.lasikplus.com, or call the Company’s patient care center at 1-888-529-2020.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

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